Exhibit 10.3

[date]
VIA EMAIL AND U.S. MAIL
[Name]
[Company]
[Address]
[email]
Re:     Restricted Stock Units Incentive Award Program – 2014 Participation Letter
Dear [Name],
Broadcom (the “Company”) is pleased to inform you that you have been selected to participate in the Company’s restricted stock unit incentive award program (the “Program”). The Program is intended to deliver significant capital accumulation opportunities for our executive officers by providing rewards based on the long-term achievement of Company financial goals and the generation of shareholder value, as measured by relative Total Shareholder Return (“TSR”).
As a participant in the Program, you have the opportunity to receive grants of restricted stock units (“Performance RSU Grants”) if the performance objectives established by the Compensation Committee by resolution for the current performance cycle (January 1, 2014 through December 31, 2014, the “2014 Performance Cycle”) have been met. The Performance RSU Grants for which you may be eligible to receive constitute 25% of your total annual target equity compensation value for 2015 and are comprised of two types of Performance RSU Grants – TSR Performance RSUs and Operational Performance RSUs – as more fully described below.
For 2014, the Company must achieve at least $2 billion in GAAP gross profit in order for any Performance RSU Grants to be awarded under the Program. Assuming achievement of $2 billion in gross profit, the Compensation Committee, in its discretion, may award Performance RSU Grants at or below the maximum value described below based on the following performance-based metrics:
1.    TSR Performance. One-half of the aggregate value of the Performance RSU Grants, or 12.5% of your aggregate annual target equity compensation value for 2015 (the “TSR Performance RSUs”), will be based on the Company’s relative TSR with respect to a share of the Company’s Class A common stock (“Stock”) as compared to the TSR of selected peer companies. For the 2014 Performance Cycle, the relative TSR calculation will be based on the Stock’s performance as compared to the component companies of the Philadelphia Semiconductor Sector Index (the “SOX Index”), which is comprised of companies primarily involved in the design, distribution, manufacture and sale of semiconductors, in either case during the 2014 Performance Cycle.
Depending on the Company’s TSR relative to the component companies in the SOX Index during the 2014 Performance Cycle, you may be entitled to receive, on or around February 19, 2015, subject to your continued employment with the Company through the grant date, a one-time grant of TSR Performance RSUs, the targeted value of which shall be equal to 12.5% of your 2015 total target equity compensation value as determined by the Compensation Committee, assuming Company TSR performance for the 2014 Performance Cycle at or above the 50th percentile of the SOX Index. If Company TSR performance is between the 50th percentile and the 100th percentile

Exhibit 10.3

of the SOX Index, you will be entitled to receive a grant of TSR Performance RSUs, ranging between 12.5% (for performance at the 50th percentile) and 37.5% (for performance at the 100th percentile) of your 2015 total target equity compensation value as determined by the Compensation Committee, with the number of TSR Performance RSUs granted to you with respect to performance levels between the 50th percentile and the 100th percentile interpolated on a straight line linear basis. If Company TSR performance for the 2014 Performance Cycle is lower than the 50th percentile of the SOX Index, you will not receive a grant of TSR Performance RSUs. For the avoidance of doubt, you will not be entitled to receive additional grants of TSR Performance RSUs in subsequent years based on the relative TSR performance during the 2014 Performance Cycle.
For purposes of calculating TSR as to any company, TSR shall be determined by dividing the Change in Stock Price by the Initial Stock Price, where:

•	The Initial Stock Price means the closing stock price of the Stock on the NASDAQ Stock Market on the first trading day of the 2014 Performance Cycle.

•	The Change in Stock Price shall mean (A) the closing stock price of the Stock on the NASDAQ Stock Market on the last trading day of the 2014 Performance Cycle minus (B) the Initial Stock Price.
The Calculation of TSR for the component companies of the SOX will be based on the component companies as of the last trading day of the 2014 Performance Cycle. The calculation will exclude any company that was removed from the SOX Index during the 2014 Performance Cycle. The Compensation Committee has full power and authority to establish such other rules as it may deem appropriate for proper administration of the Program.
You must be in continuous employment with the Company through the grant date in 2015 in order to receive a grant of TSR Performance RSUs. TSR Performance RSUs vest quarterly over a four-year period, subject to your continued employment with the Company, measured from the vesting start date as set forth in a restricted stock unit award agreement, which will be provided to you at the time any grant of TSR Performance RSUs is made to you.
2. Operational Performance. One-half of the target aggregate Performance RSU Grant for 2015 (the “Operational Performance RSUs”) will be based on (i) the Company’s revenue growth (excluding extraordinary items, at the discretion of the Compensation Committee) relative to the Segmented Industry Revenue Growth (as defined below) for such period for select peer companies and (ii) operating performance, measured by either (A) product operating margin or (B) cash flow from operations minus capital spending (“Free Cash Flow”), depending on Segmented Industry Revenue Growth during the 2014 Performance Cycle. As applicable, the Company’s product operating margin shall be measured against a predetermined product operating margin goal (calculated on a non-GAAP basis), and the Company’s Free Cash Flow shall be measured against a predetermined Free Cash Flow target.  If Segmented Industry Revenue Growth in 2014 is greater than 0, then the Compensation Committee will use non-GAAP product operating margin with respect to the second performance-based metric of operating performance, and if Segmented Industry Revenue Growth in 2014 is 0 or is a negative value, then the Compensation Committee will use Free Cash Flow with respect to the second performance-based metric of operating performance. “Segmented Industry Revenue Growth” shall be average revenue growth calculated by using mix-

Exhibit 10.3

weighted data from an index constructed using peer companies for each of Broadcom’s business groups, as determined by the Compensation Committee (which determination can include adjustments for extraordinary events as determined by the Compensation Committee in its direction). The 2014 revenue growth performance goal is that the Company’s revenue growth (as defined above) must exceed Segmented Industry Revenue Growth. The 2014 operating performance goal is that (A) in a year of Segmented Industry Revenue Growth greater than 0, non-GAAP product operating margin must exceed 18% and (B) in a year of 0 or negative Segmented Industry Revenue Growth, Free Cash Flow must be at least $1 billion. For purposes of determining achievement of non-GAAP product operating margin or Free Cash Flow, the Compensation Committee, in its discretion, may make adjustments for extraordinary events. For the purposes of determining gross profit, Segmented Industry Revenue Growth, non-GAAP product operating margin or Free Cash Flow, the Compensation Committee will round to the nearest 10 basis points.
If both performance goals (i.e., relative revenue growth and either non-GAAP product operating margin or Free Cash Flow, as applicable) are met or exceeded for 2014, you will be eligible to receive, on or around February 19, 2015, subject to your continued employment with the Company through the grant date, a grant of Operational Performance RSUs, the targeted value of which shall be equal to 12.5% of your 2015 total target equity compensation amount as determined by the Compensation Committee, taking into consideration the market data provided by its independent compensation consultant.
Further, the same number of Operational Performance RSUs as granted in 2015, if applicable, will be granted on or around February 19 of each of 2016 and 2017, subject to your continued employment with the Company through each of such grant dates. For example, upon the attainment of the performance goals applicable to the Operational Performance RSUs for the 2014 Performance Cycle, a grant of Operational Performance RSUs shall be made in each of the following three years (the “Three-Year Retention Period”), as shown in the table below, subject to your continued employment with the Company:

Performance Goals Achieved in 2014	Performance RSU Grants
2015	Grant of Operational Performance RSUs for X number of shares of Stock as determined by the Compensation Committee, in its sole discretion
2016	Same number of Operational Performance RSUs shares as granted in 2015 for the performance goals achieved in 2014
2017	Same number of Operational Performance RSUs shares as granted in 2015 for the performance goals achieved in 2014

Because of the one-year Performance Cycles and Three-Year Retention Periods, in the event that the performance goals are achieved in consecutive years, you have the opportunity to earn multiple grants of Operational Performance RSUs in a given fiscal year, subject to your continued participation in the Program.

Exhibit 10.3

You must be in continuous employment with the Company through the grant date in order to receive a grant of Operational Performance RSUs. Operational Performance RSUs vest quarterly over a four-year period, subject to your continued employment with the Company, measured from the vesting start date as set forth in the restricted stock unit award agreement, which will be provided to you at the time any grant of Operational Performance RSUs is made to you.

The maximum value the Performance RSU Grants shall in no event exceed $ [ ] (the defined “Maximum Award Dollar Amount” per the program documents). The maximum value of Performance RSU Grants in 2015 shall be equal to the quotient of (i) the Maximum Award Dollar Amount, divided by (ii) the fair market value of a share of Stock on the date the Compensation Committee certifies the performance goals and determines the Performance RSU Grant (i.e., on or around February 19, 2015). Please note that it is not expected that your actual Performance RSU Grant will be made at the Maximum Award Dollar Amount; rather, it is expected that the Compensation Committee will award less than the Maximum Award Dollar Amount and/or maximum Performance RSU Grant in its sole discretion.

3.    Time-Vested RSUs. In addition to your opportunity to earn Performance RSU Grants, in 2015, you may be eligible to receive 75% of your 2015 annual target equity grant value in the form of time-vested restricted stock units outside of the Program (“Time-Vested RSUs”). Such Time-Vested RSUs will vest quarterly over a four-year period, subject to your continued employment with the Company, measured from the vesting start date as set forth in the restricted stock unit award agreement for such Time-Vested RSUs.

Further, we are pleased to tell you that the Compensation Committee has determined that, in light of the Company’s performance during 2013, in 2014 you are eligible to receive a Performance RSU Grant related to the 2013 Performance Cycle in the amount equal to 25% of your 2014 target equity grant value, or [ ] shares, subject to your continued employment with the Company. You will also receive, subject to continuous employment with the Company, subsequent Performance RSU Grants of [ ] shares in each of 2015 and 2016 (the remaining two years of the Three-Year Retention Period). In addition, you are eligible to receive Time-Vested RSUs in the amount equal to [ ]% of your 2014 target equity grant value, or [ ] shares, subject to your continued employment with the Company. Furthermore, pursuant to the Company’s achievement of the performance goals applicable to the 2011 Performance Cycle and the 2012 Performance Cycle, you are eligible to receive, subject to continuous employment with the Company, Performance RSU Grants of [ ] in 2014 for the 2011 Performance Cycle and [ ] in each of 2014 and 2015 for the 2012 Performance Cycle. Your 2014 Performance RSU Grants (including Performance RSU Grants based on the 2011, 2012 and 2013 Performance Cycles) and 2014 Time-Vested RSUs were granted on February 20, 2014.

Please carefully read the enclosed Program, as it contains the terms and conditions of the Program in detail. If you have any questions about the Program or this letter, please feel free to contact me. On behalf of the Company, I would like to thank you and your team for the hard work and strong service that have contributed to our success.

Exhibit 10.3

Sincerely,

____________________________________________
[name]
[position]

Broadcom Corporation
5300 California Avenue
Irvine, CA 92617